STATE STREET BANK AND TRUST COMPANY

                             Custodian Fee Schedule

                              A.A.R.P. INCOME TRUST

                           Effective November 30, 1984

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I.    Administration

      Custody, Portfolio and Fund Accounting Service - Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Maintain investment ledgers, provide selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate net asset value daily. Provide selected general ledger reports. Securities yield or market value quotations will be provided to State Street by the fund.

      A.A.R.P. Income Trust consists of two separate portfolios. The current portfolios are as follows:

           A.A.R.P. GNMA and U.S. Treasury Fund
           A.A.R.P. General Bond Fund

      Each portfolio will be individually subject to the administrative fee shown below. This fee is an annual charge, billed and payable monthly, based on the average net assets of each portfolio.

                                   ANNUAL FEE


       Fund Net Assets
       ---------------

       First $20 million                                 1/15  of 1%
       Next $80 million                                  1/30  of 1%
       Excess                                            1/100 of 1%

      There will be no minimum monthly charge under this section.

II.    Portfolio Trades - For each line item processed
       -----------------------------------------------

       State Street Bank Repos                                $ 7.00

       All other trades                                       $16.00


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III.  Earnings Credit

      A balance credit will be applied against the above fees equal to 75 percent of the 30 day Treasury Bill rate in effect on the last Monday of the month adjusted to a monthly basis, times the average collected balance in the custodian demand deposit accounts for the month billed.

IV.   Special Services

      Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation.

V.    Out-of-Pocket Expenses

      A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

            Telephone
            Wire charges ($3.85 per wire in and $3.70 out)
            Postage and insurance
            Courier service
            Legal fees
            Supplies related to fund records
            Rush transfer - $8 each
            Duplication
            DTC Eligibility Books
            Transfer fees
            Pricing services
            Sub-custodian charges
            Price Waterhouse Audit Letter
            GNMA Transfer - $15 each
            Principal Reduction - $3 each

       A.A.R.P. INCOME TRUST           STATE STREET BANK & TRUST CO.

       By: /s/ David S. Lee            By: /s/ [ILLEGIBLE]
           ----------------------          -------------------------
       Title: Exec. Vice President     Title: Vice President
       Date:  November 3O, 1984        Date:  October 5, 1984